EXHIBIT 9



                STATE REGULATORY COMMISSION DECISIONS OR ANALYSES



During the period from October 1, 1998 through December 31, 1998 there were no state regulatory commission decisions or analyses issued which addressed the effect of the factoring of CSW system accounts receivable rates.